SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2015

M&F BANCORP, INC.

(Exact Name of Registrant as specified in its charter)

North Carolina	000-27307	56-1980549
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2634 Durham Chapel Hill Boulevard, Durham, North Carolina 27707

(Address of principal executive offices)

Registrant’s telephone number, including area code (919) 687-7800

Not Applicable

(Former address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INDEX

Page

Item 8.01 – Other Events	3

Signatures	4

ITEM 8.01. OTHER EVENTS.

The Board of Directors of M&F Bancorp, Inc. (the “Company”) has determined not to declare an annual dividend on its common stock for 2015.

James H. Sills III, President and CEO of the Company, commented that, “Several years ago with the continued economic pressures on community banks, the Board of Directors began to review the Company’s ability to declare dividends during the fourth quarter of the year. Based on its review for the year, the Board has determined it is in the best interest of the Bank, the Company and its shareholders to forego a common stock dividend. While the capital position of M&F Bank remains strong, at this time the Board believes that capital reinvestment is of greater benefit to the shareholders than the continued payment of common dividends.”

The Company’s participation in the Community Development Capital Initiative (“CDCI”), a TARP program, imposes restrictions and obligations on the Company that limits its ability to declare or pay dividends to its common shareholders.  In 2010, the Company issued 11,735 shares of Series B Preferred Stock pursuant to the CDCI, in exchange for which the Company received a capital investment of $11.7 million.  Under the terms of the CDCI program, the decision not to pay a common stock dividend in 2015 prevents the Company from declaring or paying future common stock dividends until such time as the Series B Preferred Stock is redeemed and the Company exits the CDCI program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 28, 2015

M&F BANCORP, INC.

By:	/s/James H. Sills III
James H. Sills III
President and Chief Executive Officer